UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 12, 2018

MINDBODY, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37453	20-1898451
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4051 Broad Street, Suite 220

San Luis Obispo, California 93401

(Address of principal executive offices)(Zip Code)

(Registrant’s telephone number, including area code): (877) 755-4279

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 12, 2018, MINDBODY, Inc. (the “Company”) and Harley Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the “Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Booker Software, Inc. (“Booker”) and Shareholder Representative Services LLC, as stockholder representative thereunder, pursuant to which Merger Sub will merge with and into Booker, with Booker continuing as the surviving corporation and becoming a wholly-owned subsidiary of the Company (the “Merger”).

The Boards of Directors of the Company and Booker have unanimously approved the Merger Agreement.

Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, at the closing of the Merger, the Company will acquire Booker for approximately $150.0 million in cash and the assumption of unvested option awards. The assumed unvested option awards will be converted into options to purchase a number of shares of Class A common stock of the Company, subject to an exchange ratio as described in the Merger Agreement. At the closing of the Merger, the purchase price will be adjusted based on the amount of indebtedness, cash, unpaid transaction expenses and net working capital of Booker.

In addition, the Company is expected to grant approximately $15.0 million in new, retention-based equity compensation to certain employees of Booker who accept employment transition offers with the Company following the closing of the Merger.

The Merger Agreement contains customary representations and warranties made by each of Booker, the Company and Merger Sub. The representations and warranties of each party set forth in the Merger Agreement have been made solely for the benefit of the other parties to the Merger Agreement, and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (i) have been qualified by disclosure schedules that the parties have exchanged in connection with the execution of the Merger Agreement, (ii) are subject to the materiality standards set forth in the Merger Agreement, which may differ from what may be viewed as material by investors, (iii) in certain cases, were made as of a specific date, and (iv) may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Accordingly, no person should rely on the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the execution of the Merger Agreement.

The Merger Agreement contains customary covenants of the Company and Booker, including, among other things, a covenant by Booker (i) to operate in the ordinary course of business, (ii) not to take certain actions prior to the closing of the Merger without the prior consent of the Company and (iii) not to solicit alternative transactions.

The Merger Agreement also contains customary indemnification provisions whereby certain equityholders of Booker have agreed to indemnify, subject to certain caps and thresholds, the Company and its affiliated parties for any losses arising out of any inaccuracy in, or breaches of, the representations, warranties and covenants of Booker in the Merger Agreement, certain tax liabilities of Booker, any appraisal claims of Booker stockholders and certain other matters. The Merger Agreement provides that $7.5 million of the purchase price otherwise payable in the Merger to certain Booker equityholders will be placed in a third party escrow fund for one year as partial security for the indemnification obligations of these Booker equityholders, in addition to $1.0 million of the purchase price that will also be placed in the escrow fund as partial security for certain specified indemnity matters. The Company also secured representation and warranty insurance as additional recourse for certain losses arising out of any inaccuracy in, or breaches of, the representations and warranties of Booker.

The Merger Agreement contains customary closing conditions, including, among other things, (i) the absence of any law or order prohibiting the closing, (ii) the absence of a material adverse effect with respect to Booker, (iii) the accuracy of the representations and warranties of the Company and Booker and (iv) compliance by the parties with the covenants described above.

The foregoing is a summary of the terms of the Merger Agreement and does not purport to summarize or include all terms relating to the transactions contemplated by the Merger Agreement. The foregoing summary is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On March 12, 2018, the Company issued a press release announcing that it had entered into the Merger Agreement. The press release is furnished herewith as Exhibit 99.1.

The information set forth under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Securities Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description.

2.1	Agreement and Plan of Merger by and among MINDBODY, Inc., Harley Merger Sub, Inc., Booker Software, Inc. and Shareholder Representative Services LLC.*

99.1	Press release issued by the Company, dated March 12, 2018.

*	The schedules and other attachments to this exhibit have been omitted. The Company agrees to furnish a copy of any omitted schedules or attachments to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINDBODY, INC.

By:	/s/ Brett White
Brett White Chief Financial Officer and Chief Operating Officer

Date: March 12, 2018